Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:

Rick Mills, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: wmills@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Sales Growth

in the First Quarter of 2014

•	First quarter inside sales increased 2.9% to $688.5 million

•	Same store sales increased 1.1% on targeted promotions and the timing of the Easter holiday

WILLIAMSVILLE, NY, June 3, 2014 – Tops Holding II Corporation (“Tops”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the first quarter of fiscal 2014, a 16-week period ended April 19, 2014. Results reflect four acquired supermarkets and one new supermarket opening since April 2013.

Frank Curci, Tops President and CEO, commented, “Overall we are pleased with our first quarter results, which were impacted by the poor winter weather that led to extraordinarily high utility and snow removal expenses. Notwithstanding this impact, our targeted promotional and marketing programs, as well as capital improvement projects, continue to have a positive impact on our sales and in driving customer loyalty. We are taking or maintaining market share in the areas we operate and have achieved notable gains in certain product categories, including perishables.”

Mr. Curci added, “Having finalized the management purchase and the acquisition of Erie Logistics, the operator of the Company’s primary warehouse distribution facility, it is business as usual for us. We are firmly focused on executing our objectives. We will continue to leverage our strong brand, lower costs through improved efficiencies and allocate resources to directly benefit our customers. We believe we are on the right path toward long-term, sustainable growth.”

Fiscal 2014 First Quarter Financial Results

Net sales increased 2.8%, or $20.7 million, to $756.5 million in the first quarter of 2014 from the prior-year period.

Inside sales increased 2.9%, or $19.3 million, to $688.5 million, and reflect a 1.1% increase in same store sales and the incremental contribution from four acquired supermarkets and one new supermarket opened since April 2013. Same store sales were up as a result of targeted marketing and promotions aimed at driving organic performance and the timing of the Easter holiday, which had an estimated 80 basis points impact on same store sales. The week following Easter, historically a poor sales week, occurred during the 2013 period versus the week subsequent to the end of the 2014 period.

Fuel sales of $68.1 million were up 2.2% from the first quarter of 2013 as a 6.4% increase in the number of gallons sold more than offset a 3.9% decline in the retail price per gallon. At the end of the recent quarter, there were a total of 49 fuel locations in operation compared with 43 at the end of the 2013 first quarter.

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

Gross profit for the first quarter was $213.7 million, or 28.2% of net sales, compared with $208.1 million, or 28.3% of net sales, in the 2013 first quarter. The 10 basis points decrease in margin reflects a $0.9 million increase in non-cash LIFO inventory valuation expense.

Total operating expenses in the 2014 first quarter were $204.8 million, or 27.1% of net sales, compared with $192.9 million, or 26.2% of net sales, in the prior-year period. The current year operating expenses were impacted by a $5.1 million increase in depreciation and amortization expense due to the increase in preliminary values of property and equipment and definite-lived intangible assets resulting from acquisition accounting for the management purchase. Additionally, utility costs at Tops were $4.7 million, or 41%, higher than the prior-year period attributable to higher electricity commodity costs and increased usage due to abnormally cold winter temperatures. Commodity costs have returned to more normalized levels, and elevated utility costs are not expected to continue. As a result of the increase in expenses, Tops recorded lower operating income of $8.9 million during the first quarter of 2014 from $15.2 million in the 2013 first quarter.

Net interest expense increased $6.1 million to $25.1 million from the prior-year period primarily due to higher debt levels as a result of our senior notes issuance in May 2013. Net loss for the first quarter was $13.7 million compared with $4.2 million in the 2013 first quarter.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

First quarter EBITDA was $34.1 million compared with $36.9 million in the 2013 first quarter. First quarter Adjusted EBITDA was $35.5 million compared with $37.7 million in the prior-year period.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.

Flexibility for Growth

Cash provided by operating activities was $7.9 million during the first quarter of 2014 compared with $18.2 million during the same period in 2013. The decrease was largely due to $15.0 million of transaction costs related to the management purchase that were paid during the 2014 period.

Capital expenditures were $12.3 million for both the first quarters of fiscal 2014 and 2013, and were largely related to store remodels, new store openings and fuel expansion. Tops received $12.8 million of proceeds from the sale of three supermarket locations during March 2014 as part of a sale-leaseback transaction. Excluding potential acquisitions, the Company anticipates investing between $40 million and $45 million in capital expenditures during 2014.

As of April 19, 2014, total debt including capital leases was $800.7 million compared with $789.1 million at 2013 year-end. The unused availability under the Company’s revolving credit facility was $33.9 million, after giving effect to $22.4 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and availability under the revolving credit facility will provide significant flexibility in funding debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Thursday June 5, 2014, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the first quarter and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Thursday, June 19, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13582906.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 155 corporate full-service supermarkets under the banners of Tops and Orchard Fresh, with an additional five supermarkets operated by franchisees. With approximately 15,000 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently consider immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy;

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors;

•	our ability to effectively increase or maintain our profit margins;

•	the success of our acquisition and remodel plans;

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business;

•	risks inherent in our fuel station operations;

•	our exposure to local economies and other adverse conditions due to our geographic concentration;

•	risks of natural disasters and severe weather conditions;

•	supply problems with our suppliers and vendors;

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes;

•	increased operating costs resulting from increase in minimum wage, rising employee benefit costs or pension funding obligations, including any assessments of withdrawal liability under multiemployer plans;

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses;

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services;

•	estimates of the amount and timing of payments under our self-insurance policies;

•	risks of liability under environmental laws and regulations;

•	our ability to maintain and improve our information technology systems;

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid;

•	threats or potential threats to security;

•	our ability to retain key personnel;

•	risks of data security breaches or losses of confidential customer information;

•	risks relating to our substantial indebtedness;

•	claims or legal proceedings against us; and

•	other factors discussed under “Risk Factors” in our Form 10-Q for the 16-week period ended April 19, 2014 and our Special Report on Form 10-K for Fiscal 2013.

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net (loss) income.

FINANCIAL TABLES FOLLOW.

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 19, 2014	April 20, 2013	$ Change	% Change
Net sales	$756,539	$735,809	$20,730	2.8%
Cost of goods sold	(526,635)	(513,151)	(13,484)	(2.6)%
Distribution costs	(16,226)	(14,517)	(1,709)	(11.8)%

Gross profit	213,678	208,141	5,537	2.7%
Operating expenses:
Wages, salaries and benefits	(106,958)	(104,045)	(2,913)	(2.8)%
Selling and general expenses	(41,404)	(36,308)	(5,096)	(14.0)%
Administrative expenses (inclusive of share-based compensation expense of $10 and $571)	(21,024)	(22,254)	1,230	5.5%
Rent expense, net	(8,218)	(7,565)	(653)	(8.6)%
Depreciation and amortization	(20,826)	(17,004)	(3,822)	(22.5)%
Advertising	(6,339)	(5,767)	(572)	(9.9)%

Total operating expenses	(204,769)	(192,943)	(11,826)	(6.1)%
Operating income	8,909	15,198	(6,289)	(41.4)%
Interest expense, net	(25,077)	(18,972)	(6,105)	(32.2)%

Loss before income taxes	(16,168)	(3,774)	(12,394)	(238.4)%
Income tax benefit (expense)	2,497	(427)	2,924	684.8%

Net loss	$(13,671)	$(4,201)	$(9,470)	(225.4)%

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	April 19, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$27,598	$29,913
Accounts receivable, net	62,172	64,521
Inventory, net	138,379	142,296
Prepaid expenses and other current liabilities	16,497	10,755
Income taxes refundable	58	110
Current deferred tax assets	6,129	6,129

Total current assets	250,833	253,724
Property and equipment, net	386,457	385,581
Goodwill	217,406	217,406
Intangible assets, net	189,610	193,339
Other assets	17,802	18,986

Total assets	$1,062,108	$1,069,036

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$81,463	$79,700
Accrued expenses and other current liabilities	94,322	98,231
Current portion of capital lease obligations	8,583	8,314
Current portion of long-term debt	501	2,309

Total current liabilities	184,869	188,554
Capital lease obligations	128,965	114,286
Long-term debt	662,693	664,186
Other long-term liabilities	33,598	31,470
Non-current deferred tax liabilities	49,730	52,244

Total liabilities	1,059,855	1,050,740

Shareholders’ equity:
Common shares ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and outstanding as of April 19, 2014 and December 28, 2013)	—	—
Paid-in capital	18,488	20,860
Accumulated deficit	(16,284)	(2,613)
Accumulated other comprehensive income, net of tax	49	49

Total shareholders’ equity	2,253	18,296

Total liabilities and shareholders’ equity	$1,062,108	$1,069,036

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 19, 2014	April 20, 2013
Cash flows provided by operating activities:
Net loss	$(13,671)	$(4,201)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,153	21,709
Deferred income taxes	(2,514)	428
LIFO inventory valuation adjustments	1,338	395
Amortization of deferred financing costs	1,184	668
Share-based compensation expense	10	216
Other	253	126
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	2,349	2,426
Decrease (increase) in inventory, net	2,579	(528)
Increase in prepaid expenses and other current assets	(4,836)	(3,691)
Decrease (increase) in income taxes refundable	52	(15)
Increase in accounts payable	1,828	876
Decrease in accrued expenses and other current liabilities	(8,168)	(640)
Increase in other long-term liabilities	2,320	394

Net cash provided by operating activities	7,877	18,163

Cash flows used in investing activities:
Cash paid for property and equipment	(12,300)	(12,301)

Net cash used in investing activities	(12,300)	(12,301)

Cash flows provided by (used in) financing activities:
Borrowings on 2017 ABL Facility	179,700	29,900
Repayments on 2017 ABL Facility	(182,400)	(29,900)
Proceeds from sale leaseback financing transaction	12,750	—
Principal payments on capital leases	(2,663)	(4,524)
Repayments of long-term debt borrowings	(2,621)	(95)
Dividend to Tops MBO Corporation	(2,382)	—
Deferred financing costs paid	(211)	(1,074)
Change in bank overdraft position	(65)	(107)

Net cash provided by (used in) financing activities	2,108	(5,800)

Net (decrease) increase in cash and cash equivalents	(2,315)	62
Cash and cash equivalents – beginning of period	29,913	32,422

Cash and cash equivalents – end of period	$27,598	$32,484

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Tops Holding II Corporation Reports Sales Growth in the First Quarter of 2014

June 3, 2014

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 19, 2014	April 20, 2013
Net loss	$(13,671)	$(4,201)
Depreciation and amortization	25,153	21,709
Interest expense, net	25,077	18,972
Income tax (benefit) expense	(2,497)	427

EBITDA	34,062	36,907

LIFO inventory valuation adjustments (a)	1,338	395
Share-based compensation expense (b)	10	258
Grand Union acquisition costs (c)	—	123
Other	49	58

Total adjustments to EBITDA	1,397	834

Adjusted EBITDA	$35,459	$37,741

Notes:

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.
(b)	Compensation costs related to stock option grants.
(c)	Legal and professional fees incurred in connection with the Grand Union acquisition.

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